Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	Three Months Ended
	March 31,
	2012	2011
	(in millions, except per share amounts)

Railway operating revenues:
Coal	$ 766	$ 816
General merchandise	1,496	1,319
Intermodal	527	485
Total railway operating revenues	2,789	2,620

Railway operating expenses:
Compensation and benefits	786	765
Purchased services and rents	391	383
Fuel	413	389
Depreciation	224	211
Materials and other (note 1)	230	272
Total railway operating expenses	2,044	2,020

Income from railway operations	745	600

Other income - net	29	27
Interest expense on debt	120	112

Income before income taxes	654	515

Provision for income taxes:
Current	156	78
Deferred	88	112
Total income taxes	244	190

Net income	$ 410	$ 325

Earnings per share (note 2):
Basic	$ 1.24	$ 0.91
Diluted	1.23	0.90

Weighted average shares outstanding (note 3):
Basic	328.3	355.2
Diluted	332.9	360.5

See accompanying notes.

Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Comprehensive Income
(Unaudited)

Three Months Ended March 31,

2012 2011
($ in millions)

Net income	$ 410	$ 325
Other comprehensive income, before tax:
Pension and other postretirement benefits	32	28
Other comprehensive loss of equity investees	(4)	-
Other comprehensive income, before tax	28	28
Income tax expense related to items of other comprehensive income	(12)	(9)
Other comprehensive income, net of tax	16	19
Total comprehensive income	$ 426	$ 344

See accompanying notes.

Norfolk Southern Corporation and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
	2012	2011
	($ in millions)
Assets
Current assets:
Cash and cash equivalents	$ 829	$ 276
Short-term investments	2	25
Accounts receivable - net	1,056	1,022
Materials and supplies	228	209
Deferred income taxes	146	143
Other current assets	71	76
Total current assets	2,332	1,751

Investments	2,263	2,234

Properties less accumulated depreciation of $9,596 and $9,464, respectively	24,703	24,469

Other assets	77	84

Total assets	$ 29,375	$ 28,538

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$ 1,243	$ 1,092
Short-term debt	-	100
Income and other taxes	320	207
Other current liabilities	337	252
Current maturities of long-term debt	32	50
Total current liabilities	1,932	1,701

Long-term debt	7,985	7,390

Other liabilities	2,053	2,050

Deferred income taxes	7,590	7,486
Total liabilities	19,560	18,627

Stockholders' equity:
Common stock $1.00 per share par value, 1,350,000,000 shares authorized; outstanding 325,763,164 and 330,386,089 shares,
respectively, net of treasury shares	327	332
Additional paid-in capital	1,917	1,912
Accumulated other comprehensive loss	(1,010)	(1,026)
Retained income	8,581	8,693
Total stockholders' equity	9,815	9,911

Total liabilities and stockholders' equity	$ 29,375	$ 28,538

See accompanying notes.

Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
	March 31,
	2012	2011
	($ in millions)

Cash flows from operating activities:
Net income	$ 410	$ 325
Reconciliation of net income to net cash provided
by operating activities:
Depreciation	226	213
Deferred income taxes	88	112
Gains and losses on properties	(1)	-
Changes in assets and liabilities affecting operations:
Accounts receivable	(34)	(127)
Materials and supplies	(19)	(21)
Other current assets	5	19
Current liabilities other than debt	316	27
Other - net	44	104
Net cash provided by operating activities	1,035	652

Cash flows from investing activities:
Property additions	(461)	(423)
Property sales and other transactions	2	(10)
Investments, including short-term	(4)	(4)
Investment sales and other transactions	27	55
Net cash used in investing activities	(436)	(382)

Cash flows from financing activities:
Dividends	(155)	(142)
Common stock issued - net	31	32
Purchase and retirement of common stock (note 3)	(400)	(343)
Proceeds from borrowings - net	696	-
Debt repayments	(218)	(408)
Net cash used in financing activities	(46)	(861)

Net increase (decrease) in cash and cash equivalents	553	(591)

Cash and cash equivalents:
At beginning of year	276	827

At end of period	$ 829	$ 236

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest (net of amounts capitalized)	$ 60	$ 72
Income taxes (net of refunds)	2	3

See accompanying notes.

 NOTES:

1.   MATERIALS AND OTHER

During the first quarter of 2011, NS received an unfavorable ruling for an arbitration claim with an insurance carrier, and was denied recovery of the contested portion ($43 million) of the claim.  As a result, NS recorded a $43 million charge for the receivables associated with the contested portion of the claim and a $15 million charge for other receivables affected by the ruling for which recovery was no longer probable.

2.   EARNINGS PER SHARE

For basic earnings per share, income available to common stockholders reflects reductions for the effect of dividend equivalent payments made to holders of stock options and restricted stock units as follows:  for the first quarter, $3 million in 2012 and $2 million in 2011.  For diluted earnings per share, income available to common stockholders reflects reductions for the effect of dividend equivalent payments made to holders of stock options and restricted stock units as follows:  for the first quarter, $2 million in 2012 and 2011.

3.   STOCK REPURCHASE PROGRAM

NS repurchased and retired 5.7 million shares of Common Stock in the first quarter of 2012 at a cost of $400 million and 5.3 million shares at a cost of $343 million for the same period of 2011.  The timing and volume of purchases is guided by management's assessment of market conditions and other pertinent factors.  Any near-term share repurchases are expected to be made with internally generated cash, cash on hand, or proceeds from borrowings.  Since the beginning of 2006, NS has repurchased and retired 115.3 million shares at a total cost of $6.6 billion.